SECOND AMENDMENT TO THE CINTAS PARTNERS' PLAN
            (AMENDED AND RESTATED AS OF JUNE 1, 1993)


     THIS SECOND AMENDMENT, made and executed this _________ day of _________, 1994, by CINTAS CORPORATION (hereinafter referred to as the "Employer").


                       W I T N E S S E T H:

     WHEREAS, the Employer adopted its Profit Sharing Plan effective May 1, 1971 and its Employee Stock Ownership Plan ("ESOP") effective June 1, 1989. The Employer amended, restated and consolidated the Profit Sharing Plan and ESOP into the Cintas Profit Sharing and Employee Stock Ownership Plan (the "Prior Plan") effective June 1, 1991. The Employer further amended and restated the Prior Plan as the Cintas Partners' Plan to add a 401(k) feature effective June 1, 1993 (the "Plan");

     WHEREAS, the Corporation desires to permit Participants to direct the investment of their Before-Tax Contribution, Matching
Contributions and 401(k) Rollover Contributions; and

     WHEREAS, the Corporation maintains the Cintas Corporation
401(k) Savings Plan for Former Maryatt Employees (the "Maryatt
401(k) Plan") and desires to merge the Maryatt 401(k) Plan into the Plan effective as of December 1, 1994;

     WHEREAS, Article 12 of the Plan allows the Employer to modify or amend the Plan in whole or in part; and

     WHEREAS, the Employer desires to amend the Plan as herein stated.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 2.1(b) of the Plan is amended by the addition of a new sentence at the end thereof to immediately follow the last sentence to read as follows:

          Such Rollover Contributions shall be
          designated by the Employee or Member as a 401(k) Rollover Contribution or as a Profit
          Sharing Rollover Contribution at the time the Rollover Contribution is made.

     2. Article 2 of the Plan is amended by the addition of a new Section 2.21A to immediately follow Section 2.21. Section
2.21A shall read as follows:

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          2.21A  "Early Retirement Age" means the date upon
          which a Participant has attained the age of 55 years. Notwithstanding anything contained herein to the contrary, this provision shall only apply to Participants of the Plan who were participating in the Cintas Corporation 401(k) Savings Plan for Former Maryatt Employees (the "Maryatt 401(k) Plan") prior to December 1, 1994.

     3. Section 2.47 of the Plan is amended by the addition of a new sentence at the end thereof to immediately follow the last sentence to read as follows:

          A Rollover Contribution shall be designated by the Employee or Participant as a 401(k)
          Rollover Contribution or as a Profit Sharing
          Rollover Contribution at the time the
          Rollover Contribution is made.

     4.   Section 2.51 of the Plan is deleted in its entirety.
In its place, the following is substituted:

          2.51  "Trust Agreement" means any written
          agreement between Cintas and any Trustee or Trustees with respect to any portion of the Plan.

     5.   Section 2.53 of the Plan is deleted in its entirety.
In its place, the following is substituted:

          2.53  "Trust Fund" means all of the assets
          that are held by any Trustee or Trustees pursuant to any Trust Agreement.

     6. Article 2 of the Plan is amended by the addition of a new Section 2.33A to immediately follow Section 2.33. Section
2.33A shall read as follows:

          2.33A "Investment Fund" means any Investment Fund established by the Plan Administrator as an investment media for the Trust Fund. The Plan
          Administrator shall have the discretion to establish and terminate such funds as it shall deem appropriate.

     7. Section 3.2 of the Plan is amended by providing that Participants may make the election to have Before-Tax
Contributions made upon initial eligibility or thereafter as of March 1, June 1, September 1, or December 1 of each Plan Year or on such other dates as may be determined by the Plan
Administrator.

     8. Article 7 of the Plan is amended by the addition of a new Section 7.8 immediately following Section 7.7 to read as follows:

          7.8  Investment of Contributions.  Each
          Participant may elect to have his Before-Tax
          Contributions, Matching Contributions and 401(k) Rollover Contributions invested in increments of 1% of the total in any one or more of the Investment Funds. Each Participant may elect on such dates as may be determined by the Plan Administrator, to have the assets allocated to his Before-Tax Contributions, Matching Contributions and 401(k) Rollover Contributions Account in any Investment Fund transferred to any one or more other Investment Funds. Notwithstanding the foregoing, the Plan Administrator may impose re-strictions on transfers to and from any fund con-sisting of a guaranteed income contract. Each Participant may make the election described in the preceding sentences in the manner determined by the Plan Administrator upon becoming a Participant. The elections and transfers de-scribed may be changed on such dates as may be determined by the Plan Administrator. The Plan Administrator shall direct the Trustee to transfer monies or other property from the appropriate Investment Fund to the other Investment Fund as may be necessary to carry out the aggregate transfer transactions after the Plan Administrator has caused the necessary entries to be made in the Participants' Before-Tax Contributions, Matching Contributions and 401(k) Rollover Contributions Accounts in the Investment Funds, and has recon-ciled offsetting transfer elections, in accordance with the uniform rules therefore established by the Plan Administrator. A Participant's Profit Sharing Contributions, ESOP Contributions, Profit sharing Rollover Contributions, Transfer Contributions and After-Tax Contributions will be invested as directed by the Plan Administrator.

     9.   Section 7.8 of the Plan entitled "Participant Directed
Investments" shall be renumbered as Section 7.9 and shall be amended to be entitled "Participant Directed Investments After
Age 55."

     10. Section 9.3 of the Plan is amended by the addition of a new subsection (d) immediately following subsection (c) to read as follows:

          (d) Notwithstanding anything contained herein to the contrary, the vesting percentage of a Partici-pant who was a participant in the Cintas Corpora-tion 401(k) Savings Plan for Former Maryatt Employees (the "Maryatt 401(k) Plan") for all contributions made to the Maryatt 401(k) Plan prior to December 1, 1994 shall not be less than 100%. A Participant who was a participant in the Maryatt 401(k) Plan as of December 1, 1994 and who has at least three years of service with Cintas as of December 1, 1994 may irrevocably elect to have his vesting percentage for all future contributions be fully vested and nonforfeitable in lieu of the vesting schedule set forth in subsection (b) above.

     11. Section 12.1 of the Plan is amended by deleting the last sentence thereof in its entirety and adding the following sentence:

          Any such amendment shall become effective as of the date specified therein upon delivery of a written instrument authorized by the Board of Directors of Cintas and executed by an officer of Cintas.

     12. The effective date of this Second Amendment shall be December 1, 1994 except where otherwise provided.

     IN WITNESS WHEREOF, the Employer has executed this SECOND
AMENDMENT and otherwise ratifies and approves in all the respects the Plan as of the day and year first above written.

WITNESSES:                         CINTAS CORPORATION


                                   By:

                                   Its:









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